UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 8, 2008 (May 6, 2008)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51567 (Commission File Number)	04-3454702 (I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA (Address of principal executive offices)	01843 (Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01.      Entry into a Material Definitive Agreement.
          Supply Agreement with Kawasumi Laboratories, Inc.
          On May 6, 2008, Medisystems Corporation, a wholly-owned subsidiary of NxStage Medical, Inc. (“MDS”), entered into a Supply and Distribution Agreement (the “Agreement”) with Kawasumi Laboratories, Inc. (“Kawasumi”). Pursuant to the terms of the Agreement, Kawasumi has agreed to continue to manufacture and supply blood tubing sets to MDS through January 31, 2010 (the “Term”). All products are required to be manufactured and supplied in accordance with MDS’ specifications.
          Consistent with prior practices, MDS will continue to purchase blood tubing sets pursuant to purchase orders at pricing based on volumes of blood tubing sets ordered. Pricing will be adjusted, within limits, to account for foreign currency exposure associated with the Thai Baht, as well as to account for increases in certain raw materials costs.
          In exchange for Kawasumi’s commitment to supply blood tubing sets at these prices, and Kawasumi’s agreement not to sell blood tubing sets during the Term to any other entity in the United States, MDS has agreed to purchase certain minimum quantities of blood tubing sets, including Streamline blood tubing sets, over the Term. If MDS fails to purchase this amount, Kawasumi may ship any shortfall to MDS at the end of the Term (a “Shortfall Shipment”), and MDS must pay for the Shortfall Shipment.
          Either party may terminate the Agreement (a) for any material breach of the Agreement by the other party, upon ninety days’ prior written notice if after such ninety-day period the material breach remains uncured, or (b) immediately upon the insolvency of the other party.
          This Agreement amends, but does not replace, the prior supply and distribution agreement entered into between MDS and Kawasumi as of February 1, 2001, as subsequently amended (the “Prior Agreement”). The Prior Agreement originally covered the supply of needles as well as blood tubing sets. The new Agreement supersedes the Prior Agreement with respect to the supply of blood tubing sets while the Prior Agreement continues to be in effect with respect to needles supplied by Kawasumi to MDS.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: May 8, 2008	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer